Exhibit 23


                        INDEPENDENT AUDITORS' CONSENT

Board of Directors
CNB Bancorp, Inc.:

We consent to incorporation by reference in the registration statements, Form S-8 (No. 333-90658), Form S-8 (No. 333-83303), and Form S-8 (No. 333-49762)
and Form S-3D (No. 333-68474) of CNB Bancorp, Inc. and subsidiaries, of our report dated January 31, 2003, with respect to the consolidated statements of condition of CNB Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the December 31, 2002 Annual Report on Form 10-K of CNB Bancorp, Inc.


By /s/ KPMG LLP
----------------
Albany, New York
March 25, 2003